SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_____________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) is July 1, 2005

ENDAVO MEDIA AND COMMUNICATIONS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-16381	87-0642448
(State or other jurisdiction of incorporation or jurisdiction)	(Commission File Number)	(IRS Employer Identification Number)

50 West Broadway, Suite 400, Salt Lake City, Utah	84101
(Address of principal executive office)	(Zip Code)

Registrant’s telephone number, including area code: (801) 297-8500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

INFORMATION TO BE INCLUDED IN THE REPORT

Item 1.01  Entry into a Material Definitive Agreement.
Item 3.03 Material Modification to Rights of Security Holders.

On July 1, 2005, the Company entered into an agreement (the “Exchange Agreement”) with investors party to that certain Securities Purchase Agreement, dated February 22, 2005 (the “Purchase Agreement”), to amend the terms and conditions of the warrants to purchase 1,597,529 shares of the Company’s common stock (the “Warrants”) issued to the investors pursuant to the Purchase Agreement. Pursuant to the Exchange Agreement, the exercise price of the Warrants was adjusted from $1.27 per share to $0.1425 per share. The investors agreed to waive any anti-dilution rights they may have as a result of the reduction in the exercise price of the Warrants pursuant to the Exchange Agreement.

In addition to the amendment to the exercise price, and in order to encourage timely exercise of the Warrants, the Company agreed to issue 3.5 shares of the Company’s restricted common stock (“Restricted Shares”) to the investors for each share of common stock issuable upon conversion of $1,425,000 aggregate principal amount 8% senior secured convertible promissory notes issued to such investors pursuant to the Purchase Agreement.

The Company agreed to include these Restricted Shares on the next resale registration statement filed by the Company or to give the investors a one-time demand registration right six months from the date of issue of the Restricted Shares. The Company has agreed, in any case, to register the Restricted Shares as soon as practicable as the law allows and will memorialize the registration rights by executing a basic form agreement subsequent to the exercise of the Warrants and issuance of the Restricted Shares.

Item 3.02 Unregistered Sales of Equity Securities.

On July 1, 2005, the Company issued 5,591,355 of its Restricted Shares as disclosed under Item 3.03 hereof. The Company received no monetary consideration in connection with this transaction. No underwriting discounts or commissions were paid by the Company in connection with this transaction. The transaction was exempted from registration under Section 4(2) of the Securities Act of 1933, as amended, and Section 506 of Regulation D promulgated thereunder. The Company relied, as applicable, upon the representations made by the purchasers of such securities in determining that such exemptions were available.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 5, 2005	ENDAVO MEDIA AND COMMUNICATIONS, INC.

	By:	/s/ Paul D. Hamm
Paul D. Hamm, President and Chief Executive Officer